ARTICLES OF INCORPORATION

                                     OF

                    UNITED TELEPHONE COMPANY OF FLORIDA



                                 ARTICLE I

                                    NAME

                   The name of this Corporation shall be

                    UNITED TELEPHONE COMPANY OF FLORIDA


                                 ARTICLE II

                             PLACE OF BUSINESS

The principal place of business of this Corporation shall be Apopka, Orange County, Florida, but it may establish offices and agencies in any place or places in or out of the State of Florida.


                                ARTICLE III

                                  BUSINESS

The general nature of the business to be transacted is:

To acquire, purchase, construct, lease, maintain, operate and market telephone, telegraph, radio and other systems, plants and lines, or either or any of them, in all their branches for the transmission of messages and communications; to acquire and hold such franchises from municipal corporations as it shall deem necessary, and under such franchises and its charter powers to acquire, purchase, construct, lease, maintain, operate and market telephone, telegraph, radio, and other systems, plants and lines, or either or any of them, in all their branches for the transmission of messages and communications for the use of municipalities and the citizens thereof; to acquire, purchase, hold, lease and market real estate, office buildings, telephone, telegraph and radio exchange buildings, chattels and effects, and other property which may be desirable or useful in carrying on the business of this Corporation.

To acquire, purchase, construct, lease, operate and maintain telephone lines and exchanges within the State of Florida and to acquire, purchase, construct, lease, operate and maintain a toll line system connecting the said exchanges and other exchanges operated by other companies in the State of Florida and elsewhere.

In general to carry on any other business in connection with each and all of the foregoing or incidental thereto, and to carry on, transact and engage in any and every lawful business or other lawful thing calculated to be of gain, profit or benefit to the Corporation; and to have and exercise each and all of the powers and privileges, either direct or incidental, which are given and provided by or are available under the laws of the State of Florida in respect of corporations organized for profit thereunder.


                                 ARTICLE IV

                               CAPITAL STOCK

(a) Amount and Designation of Classes - The amount of capital stock authorized is $57,000,000, consisting of three classes: 16,000,000 shares of Common Stock of the par value of $2.50 each, having an aggregate par value of $40,000,000; 1,500,000 shares of Preferred Stock of the par value of $10.00 each, having an aggregate par value of $15,000,000; and 2,000,000 shares of Class A Cumulative Preferred Stock of the par value of $1.00 each, having an aggregate par value of $2,000,000. Shares of Class A Cumulative Preferred Stock shall be of equal rank and on a parity with share of Preferred Stock.

Each issue of Preferred Stock and Class A Cumulative Preferred Stock shall be designated by a series for the year in which it is issued. The Board of Directors of the Corporation shall have the authority, by resolution or resolutions in the form of a Certificate of Designation, to establish and designate the respective series and, consistent with the provisions of this
Article IV, to fix and determine for each series:

(i)  the rate or manner of payment of dividends on shares of such series;

(ii) the redemption price and the terms and conditions of redemption of shares of such series;

(iii) the amount payable upon shares of such series in the event of voluntary and involuntary liquidation;

(iv) sinking fund provisions, if any, for the redemption or purchase of shares of such series;

(v) the terms and conditions, if any, on which shares of such series may be converted;

(vi) in the case of Class A Cumulative Preferred Stock, voting rights, if any.

(b)  Dividends on Preferred Stock and on Class A Cumulative Preferred Stock
- The holders of record of Preferred Stock of any series shall be entitled to receive, when and as declared by the Board of Directors, out of the earning of the Corporation, cash dividends at such rates as agreed upon between the purchases and the Corporation in the case of private issues, and at such rates as authorized by the Board of Directors in the case of public issues, but in any event not in excess of 60 cents per share per

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annum, payable  in four  equal quarterly installments  on the  1st days  of
January, April, July and October of each year. Each series of Preferred Stock shall carry such dividend rate as prescribed for that series.

The holders of record of Class A Cumulative Preferred Stock of any series shall be entitled to receive, when and as declared by the Board of Directors, out of the earnings of the Corporation, cash dividends at such rates as agreed upon between the purchasers and the Corporation in the case of private issues, and at such rates as authorized by the Board of Directors in the case of public issues, payable in four equal quarterly installments of the 1st days of March, June, September and December in each year. Each series of Class A Cumulative Preferred Stock shall carry such dividend rate as prescribed for that series.

The record date for the payment of dividends on the Preferred Stock and the Class A Cumulative Preferred Stock shall be the date, not to exceed 60 days preceding the dividend payment date, fixed from time to time by the Board of Directors.

Dividends on all series of the Preferred Stock and on all series of the Class A Cumulative Preferred Stock shall be payable before:

(i) Any dividends shall be declared, paid on or set apart for, or any distribution made or ordered in respect of, Common Stock, or

(ii) Any moneys shall be set aside for or applied to the redemption of Common Stock, or

(iii) Any sum shall be paid or set apart for the redemption of Preferred Stock or Class A Cumulative Preferred Stock.

Dividends upon the Preferred Stock of any series and on the Class A Cumulative Preferred Stock of any series shall be cumulative from date of issue and shall be deemed to accrue from day to day regardless of whether or not the Corporation shall have funds legally available for the payment of such dividends, but accumulation of dividends shall not bear interest. No dividend shall be declared on any series of the Preferred Stock or Class A Cumulative Preferred Stock for any quarter-yearly dividend period unless there shall likewise be paid or declared and set apart for payment dividends on all shares at the time outstanding of all series of the
Preferred Stock and Class A Cumulative Preferred Stock, in respect of the then current quarter-yearly dividend period for each series. In case the dividends for such period are not paid in full, all shares of Preferred Stock and Class A Cumulative Preferred Stock of all series shall participate ratably in the payment of dividends in proportion to the full amounts of dividends for the then current quarter-yearly dividend period to which they are respectively entitled.

(c) Purchase Fund or Sinking Fund for Preferred Stock and Class A Cumulative Preferred Stock - A purchase fund or an annual sinking fund for the retirement of Preferred Stock of any series or for the retirement of Class A Cumulative Preferred Stock of any series may or may not be prescribed as agreed upon between the purchasers and the Corporation in the case of private issues and as authorized or not authorized by the Board of Directors in the case of public issues.

Such purchase fund or sinking fund as may be prescribed for any series shall be cumulative so that if less than the required number of shares shall be acquired by the Corporation in any year on or before the annual payment date specified for such series, the amount of such deficiency shall thereafter be acquired by the Corporation and such deficiency removed before:

(i) Any dividends shall be declared, paid on or set apart for, or any distribution made or ordered in respect of, Common Stock, or

(ii) Any moneys shall be set aside for or applied to the redemption of Common Stock, or

(iii) Any sum shall be paid or set apart for the optional redemption of Preferred Stock or Class A Cumulative Preferred Stock.

(d)  Redemption of Preferred Stock and Class A Cumulative Preferred Stock -

(1) Right to Redeem and Price - Any and all Preferred Stock of any series not called for sinking fund purposes under any series may be redeemed at the option of the Corporation on any dividend payment date by resolution of its Board of Directors and upon 30 days' written notice thereof to the holders of such Preferred Stock of any series at a price or prices and over such periods of time as may be agreed upon between the purchasers and the Corporation in the case of private issues and as authorized by the Board of Directors in the case of public issues, plus an amount equal to dividends accruing and unpaid on such Preferred Stock up to and including the date fixed for redemption whether or not earned or declared.

Any and all Class A Cumulative Preferred Stock of any series not called for sinking fund purposes under any series may be redeemed at the option of the Corporation at any time or times by resolution of its Board of Directors and upon 30 days' written and published notice thereof to the holders of such Class A Cumulative Preferred Stock of any series at a price or prices and over such periods of time as may be agreed upon between the purchasers and the Corporation in the case of private issues and as authorized by the Board of Directors in the case of public issues, plus an amount equal to dividends accruing and unpaid on such Class A Cumulative Preferred Stock up to and including the date fixed for redemption whether or not earned or declared.

(2) Manner of Redemption - If less than all of the outstanding shares of Preferred Stock and Class A Cumulative Preferred Stock are to be called for redemption, redemption may be made of the whole or any part of the outstanding shares of any one or more series thereof, in the discretion of the Board of Directors, and if less than all of the outstanding shares of any series are to be redeemed, the shares of such series to be redeemed shall be selected either by lot or pro rata, as determined and in a manner prescribed for such series.

(3) Notice of Redemption - Not less than 30 or more than 60 days previous to the date fixed for redemption or purchase for the sinking fund, a notice specifying the time and place thereof shall be given to the holders of record of Preferred Stock of any series or of the Class A Cumulative Preferred Stock of any series to be redeemed or so purchased, by mail, in the names and at the addresses as the same shall appear on the stockholders' ledger maintained by the Corporation and also as may have theretofore been furnished in writing to the Corporation by such stockholders. The time of mailing such notice shall be deemed to be the time of the giving thereof. In the case of the optional redemption of Class A Cumulative Preferred Stock, the Corporation shall also give notice of the proposed redemption, not less than 30 or more than 60 days prior to the date fixed for redemption, by publication at least once in a daily newspaper printed in the English language and of general circulation in Orange County, the State of Florida, and in the Borough of Manhattan, the City and State of New York. At any time after notice of redemption or purchase for the sinking fund has been given in the manner prescribed above, the Corporation may deposit the aggregate redemption or purchase price in trust with the bank or trust company (in good standing, organized under the laws of the United States of America, or of the State of Florida, doing business in the City of Orlando, Orange County, Florida, and having a combined capital and surplus aggregating at least $50,000,000), named in such notice for payment on the date fixed for redemption or purchase to the holders of shares so to be redeemed or purchased (on endorsement if required by the Board of Directors), and upon surrender of certificates of such shares, upon the deposit of such money, or if no such deposit is made, upon such redemption or purchase date (unless the Corporation shall default in making payment of the redemption or purchase price as set in such notice) such holders shall cease to be stockholders with respect to such shares and shall have no voting or other rights with respect to such shares, except the right to receive such moneys on the date fixed for redemption or purchase from such bank or trust company, or from the Corporation, without interest thereon, upon endorsement if required, and surrender of the certificates, and the shares represented thereby shall no longer be outstanding; provided, however, that no then existing right of conversion, if any, with respect to such shares shall be impaired by the deposit of money prior to the redemption or purchase date. In case less than all the shares represented by any surrendered certificates are redeemed or purchased, a new certificate shall be issued without charge representing the unredeemed shares.

(4) Unclaimed Deposits - The Corporation shall be entitled to receive, from time to time, from the depository the interest, if any, allowed on such moneys deposited with it, and the holders of any shares so redeemed or purchased shall have no claim to any such interest. Any moneys so deposited and remaining unclaimed at the end of two (2) years from the redemption or purchase date shall, if thereafter requested by resolution of the Board of Directors, be repaid to the Corporation, and in the event of such repayment, such holders of record of the shares so called for redemption or purchase as shall not have made claim against such moneys prior to such repayment to the Corporation shall be deemed to be unsecured creditors of the Corporation for an amount equivalent to the amount deposited as above stated for the redemption or purchase of such shares and so repaid to the Corporation, but shall in no event be entitled to any interest.

(5) Cancellation of Redeemed Shares - All shares of Preferred Stock and Class A Cumulative Preferred Stock redeemed or purchased by the Corporation shall be cancelled, but such cancellation shall not operate to reduce the total authorized capital; other shares of Preferred Stock or Class A Cumulative Preferred Stock may be issued in lieu thereof, but shares so acquired shall not be reissued as shares of the same or any theretofore outstanding series.

(e) Preference as to Assets - The Preferred Stock and the Class A Cumulative Preferred Stock of any series shall be preferred over the Common Stock as to the net assets of the Corporation no matter in which liabilities the net assets are reflected on its balance sheet, including, but not limiting the generality thereof, liabilities for stated capital and surplus.

(f)  Dissolution -

(1) Involuntary Dissolution - In the event of any involuntary dissolution, liquidation or winding up of the Corporation, the holders of Preferred Stock of any series shall be entitled to receive out of the net assets of the Corporation the par value thereof, and the holders of the Class A Cumulative Preferred Stock of any series shall be entitled to receive out of the net assets of the Corporation the amount per share fixed in the Articles of Incorporation for such series, plus in each case an amount equal to all dividends accrued and unpaid on each share up to and including the date fixed for distribution, whether or not earned or declared, and no more, before any distribution shall be made to the holders of Common Stock.

(2) Voluntary Dissolution - In the event of any voluntary dissolution, liquidation or winding up of the Corporation, or any voluntary reduction of its capital Stock resulting in the distribution of any of its net assets to its stockholders, the holders of Preferred Stock of any series shall be entitled to receive out of the net assets of the Corporation an amount equal to the dividends accumulated and unpaid thereon, up to and including the date fixed for distribution, together with the par value of the Preferred Stock and the then existing call price premium fixed for that series of Preferred Stock, and the holders of Class A Cumulative Preferred Stock shall be entitled to receive out of the net assets of the Corporation an amount equal to the dividends accumulated and unpaid thereon, up to and including the date fixed for distribution, together with an amount per share fixed for the redemption of that series of Class A Cumulative Preferred Stock, before any distribution shall be made to the holders of Common Stock.

(3) Pro Rate Distribution - If upon liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the net assets of the Corporation shall be insufficient to permit the payment of the full preferential amount to which the shares of Preferred Stock and Class A Cumulative Preferred Stock are entitled, then the entire net assets of the Corporation shall be distributed ratably to all outstanding shares of

Preferred Stock and Class A Cumulative Preferred Stock in proportion to the full preferential amount to which each such share is entitled. Neither a consolidation nor merger of the Corporation with or into any other corporate entity or entities, nor the sale of all or substantially all of the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding-up within the meaning of this section.

(g) Dividends on Common Stock - The Corporate will not pay dividends on any Common Stock while any default exists in the payment of any dividend or any sinking fund requirement of any series of Preferred Stock or Class A Cumulative Preferred Stock. The term "Common Stock" wherever used in this
Article IV means stock of any class junior to the Preferred Stock and the Class A Cumulative Preferred Stock whether or not such stock is denominated as Common Stock.

(h) Rights of Holders of Preferred Stock and Class A Cumulative Preferred Stock as to Limitation on Certain Corporate Actions - Without the consent of the holder or holders of an amount equal to or exceeding two-thirds par value of the then outstanding Preferred Stock (all series) voting as a class and the holder or holders of at least two-thirds of the then outstanding Class A Cumulative Preferred Stock (all series) voting as a class the Corporation shall not:

(i) Authorize or create, or increase the authorized amount of, any stock ranking prior to the Preferred Stock and the Class A Cumulative Preferred Stock, or authorize or create, or increase the authorized amount of, any stock or obligations convertible into or evidencing the right to purchase any stock ranking prior to the Preferred Stock and the Class A Cumulative Preferred Stock.

(ii) Issue any stock ranking prior to the Preferred Stock and the Class A Cumulative Preferred Stock.

(iii) Pay any cash dividend on the Common Stock of the Corporation except out of the net income or earned surplus of the Corporation and only if after the payment of such dividends the earned surplus of the Corporation shall be in the amount of $300,000 or in excess thereof.

(iv) Allow the total of the funded debt and the Preferred Stock and the Class A Cumulative Preferred Stock of all series outstanding at any one time to exceed an amount equal to 70% of the total paid-in-capitalization and earned surplus.

(v) Retire, purchase or otherwise acquire for value any of the Common Stock of the Corporation, or pay, set aside or make available any moneys to or for a sinking fund for the purchase or redemption of any such Common Stock.

(vi) Amend, alter, modify, waive or repeal any of the covenants or provisions of the Articles of Incorporation so as to adversely affect the Preferred Stock or the Class A Cumulative Preferred Stock or the holders of such stock; provided, however, that if any such amendment, alteration, modification, waiver or repeal would adversely affect any particular series without correspondingly affecting all series, then a like vote or consent by the holders of the shares of that particular series shall also be necessary for effecting or validating any such amendment, alteration, modification, waiver or repeal.

(vii) Merge or consolidate with or into any other corporation, if as a result thereof, (a) the surviving corporation would have authorized or outstanding any shares of stock ranking prior to the Preferred Stock or the Class A Cumulative Preferred Stock, or (b) any holder of Preferred Stock or Class A Cumulative Preferred Stock immediately prior to the merger or consolidation would receive a different number of shares of the surviving corporation, or (c) there would be any adverse change in the rights, preferences, terms, provisions and powers of any outstanding Preferred Stock or Class A Cumulative Preferred Stock of any series.

(i)  Voting Rights of Stockholders -

(1) General - At each meeting of the stockholders every holder of Common Stock and Preferred Stock (all series) shall be entitled to cast one vote, on each matter on which stockholders of record shall be entitled to vote, for each share of such stock standing in such holder's name on the record books of the Corporation on the record date fixed for the determination of stockholders entitled to vote at such meeting. Such holders shall vote together on all such matters and not by classes or series, except when and as may be otherwise required by law or these Articles of Incorporation.

Unless otherwise provided for a specific series of the Class A Cumulative Preferred Stock, the Class A Cumulative Preferred Stock shall not be entitled to notice of any meeting of shareholders and shall not have the right to vote for the election of directors or for any other purpose, except as set forth in subsection (2) below.

(2) Special Voting Rights of Preferred Stock and Class A Cumulative Preferred Stock - The holders of Preferred Stock (all eries) voting as a class shall be entitled to elect a majority of the Board of Directors, and the holders of Class A Cumulative Preferred Stock (all series) voting together as a class shall be entitled to elect two members of the Board of Directors, if:

(i)  a default has occurred in the provisions set out in section (h); or

(ii) default has occurred in the payment of four quarterly dividends on the Preferred Stock or the Class A Cumulative Preferred Stock of any series; or

(iii)    default  has  occurred   in  the  payment  of  two   sinking  fund
installments, or calling of stock for sinking fund requirements in each of two years.

Whenever such voting rights vest in the holders of Preferred Stock (all series) and Class A Cumulative Preferred Stock (all series), such rights shall be exercisable either at a special meeting or meetings of such holders or at any annual meeting of shareholders held for the purpose of electing directors. In addition to the right to elect two directors, upon the vesting of such voting rights in the Class A Cumulative Preferred Stock and except for the right of the holders of the Common Stock and the Preferred Stock to elect the remaining directors, the holders of the Class A Cumulative Preferred Stock shall have the right to receive notice of, and to vote at, any meeting of the shareholders in the same manner as holders of the Common Stock and Preferred Stock.

Such voting rights shall continue until such default or defaults are cured and all dividends on, and sinking fund requirements of, the Preferred Stock and Class A Cumulative Preferred Stock are currently paid and complied with, at which time such rights shall cease and the term of office of all directors elected by the Preferred Stock and Class A Cumulative Preferred Stock shall terminate.


(3) Procedure for Exercising Special Voting Rights of Class A Cumulative Preferred Stock - At any time when the special voting right shall have vested in the holders of the Class A Cumulative Preferred Stock as provided in subsection (2), and if such right shall not already have been initially exercised, a proper officer of the Corporation shall, upon the written request of the holders of record of at least twenty percent (20%) of the Class A Cumulative Preferred Stock then outstanding addressed to the Secretary of the Corporation, call a special meeting of all such holders for the purpose of exercising their rights. Such meeting shall be held at the earliest practicable date at a place in the city where the principal office of the Corporation is then located, to be specified in the notice of such meeting. If such meeting shall not be called within twenty (20) days after the personal service of such written request upon the Secretary of the Corporation, or within twenty (20) days after the mailing of the same within the Untied States of America by registered mail addressed to the Secretary of the Corporation at its principal office, then the holders of records of at least twenty percent (20%) of the shares of the Class A Cumulative Preferred Stock then outstanding may designate in writing one of their numbers to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated in the manner and at the place above stated. Any holder of Class A Cumulative Preferred Stock so designated shall have access to the stock books of the Corporation for the purpose of causing a meeting to be called pursuant to these provisions.

At any meeting at which the holders of Class A Cumulative Preferred Stock shall have the right to elect directors as provided in subsection (2), the presence, in person or by proxy, of the holders of 33-1/3% of the Class A
Cumulative Preferred Stock at the time outstanding shall constitute a quorum. At any such meeting or any adjournment thereof, (a) the absence of a quorum of the holders of Class A Cumulative Preferred Stock shall not prevent the election of directors other than those to be elected by the holders of Class A Cumulative Preferred Stock voting as a class, and the absence of a quorum of holders of the shares entitled to vote for directors other than those to be elected by the holders of Class A Cumulative Preferred Stock shall not prevent the election of the directors to be elected by holders of Class A Cumulative Preferred Stock, and (b) in the absence of a quorum of the holders of Class A Cumulative Preferred Stock, the holders of a majority of such shares present in person or by proxy shall have power to adjourn from time to time the meeting for the election of the directors which they, voting as a class, are entitled to elect, without notice other than announcement at the meeting, until a quorum shall be present, and in the absence of a quorum of the holders of the shares entitled to vote for directors other than those elected by the holders of Class A Cumulative Preferred Stock, the holders of a majority of such other shares present in person or by proxy shall have the power to adjourn from time to time the meeting for the election of the directors which they are entitled to elect, without notice other than announcement at the meeting, until a quorum shall be present.

If the office of any director elected by the holders of Class A Cumulative Preferred Stock becomes vacant by reason of death, resignation, retirement, disqualification, removal from office, or otherwise, the remaining director elected by the holders of Class A Cumulative Preferred Stock may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

(j) Limitation upon and Required Corporation Action Pending Retirement of Preferred Stock - Until such time as the Corporation shall have redeemed or otherwise retired and cancelled all of the Preferred Stock issued hereunder:

(i) the Corporation will not make loans or advances to officers, employees, stockholders or others except in the ordinary course of business;

(ii) the Corporation will furnish annual audits in duplicate to each holder of 10% or more of the par value of the outstanding Preferred Stock, prepared by a recognized and duly licensed certified public accountant, within 90 days after the end of each fiscal year.

(k) Additional Issues of Preferred Stock and Class A Cumulative Preferred Stock and Earnings Coverage - Additional series of Preferred Stock or Class A Cumulative Preferred Stock may be issued through authorization by the Board of Directors of the Corporation from time to time, up to the amount authorized in the Articles of Incorporation, without the approval or consent of the holders of outstanding Common Stock, Preferred Stock or Class A Cumulative Preferred Stock, but only when the income available for fixed charges of the Corporation for any consecutive twelve months out of the fifteen months immediately preceding the date of issue of the additional series equals at least one and one-half times the annual bond interest and amortization charges and dividend charges on Preferred Stock and Class A Cumulative Preferred Stock, including the dividend charges on the new series.

(l) Payment for Common Stock - All or any of the Common Stock of the Corporation, if sold, may be paid for in cash, but may also be paid for in property, labor or services at a just valuation to be fixed by the Board of Directors at a meeting called for that purpose. Property, labor or services may also be purchased or paid for with Common Stock at a just valuation of such property, labor or services, to be fixed by the Board of Directors of the Corporation at a meeting called for such purpose. In no event shall such just valuation be less than par value.

(m) Preemptive Rights of Holders of Common Stock - No issues of any class of Common Stock shall be required to be first offered to the then existing stockholders of such class of Common Stock.


(n) Definitions - Wherever used in this Article IV, the terms hereinafter set forth shall have the following meanings, respectively, to wit:

"Accrued dividends" or "dividends accrued", wherever used with reference to the Preferred Stock or the Class A Cumulative Preferred Stock or any series thereof, means an amount which shall be equal to dividends thereon at the rate per annum fixed for the particular series, computed from the date from which such dividends become cumulative on such shares to the date with reference to which the expression is used, irrespective of whether such amount or any part thereof shall have been declared as dividends or there shall have existed funds legally available for the declaration and payment thereof, less the aggregate amount of dividends theretofore paid thereon.

"Cash Dividend" means any distribution of cash or property of any kind other than a distribution solely in Common Stock of the Corporation.

"Funded Debt" means all debt payable more than twelve months after the original incurrence or creation thereof.

"Income available  for fixed charges"   means income  after payment of  all
operating expenses and taxes, plus other income, and less any miscellaneous deductions from income.

"Paid-in capitalization" means the sum of funded debt, Preferred Stock, Class A Cumulative Preferred Stock, Common Stock and premium on capital stock less capital stock expense and any deficit in the earned surplus account.

"Quarter-yearly dividend period", wherever used with reference to the Preferred Stock, means the period of three calendar moths immediately preceding the first days of January, April, July and October, respectively, in each year, and wherever used with reference to the Class A Cumulative Preferred Stock, means the period of three calendar months immediately preceding the first days of March, June, September and December, respectively, in each year.

Any reference in the Articles of Incorporation to shares ranking prior to or on a parity with the Preferred Stock and the Class A Cumulative Preferred Stock shall be deemed to refer to any such shares, respectively, ranking prior to or on a parity with the Preferred Stock and the Class A Cumulative Preferred Stock in respect of dividends and distributions of assets on liquidation.

                                 ARTICLE V

                                    TERM

This Corporation shall have perpetual existence.


                                 ARTICLE VI

The business of this Corporation shall be conducted by the Board of Directors and by the following officers: Chairman of the Board, President, one or more Vice Presidents, Secretary, Treasurer, and Controller. The Board of Directors shall consist of not less than seven nor more than twenty-one persons. The number of directors may be changed from time to time through the bylaws, but shall never be less than seven. More than one office may be held by one and the same person. The Board of Directors may appoint an Executive Committee and such other officers of the Corporation, having such powers, duties and terms of office as such Board of Directors may deem advisable, and as may be provided by the bylaws of the Corporation.

The annual meeting of the stockholders shall be held at such time and place as provided in the bylaws of the Corporation.

The bylaws may be adopted or amended only by a majority of all the voting stock of the Corporation voting in person or by proxy.


                                ARTICLE VII

                 ESTABLISHMENT OF SERIES OF PREFERRED STOCK
                   AND CLASS A CUMULATIVE PREFERRED STOCK

(a) 100,000 shares of the Preferred Stock shall be designated as 5.40% Cumulative Preferred Stock, Series 1959, and shall have the rights and preferences as follows:

(i)   Dividend Rate.   The dividend rate for such  series shall be 5.40% of
the par value of each share per annum.

(ii) Redemption Price. The redemption price per share for shares of such series redeemed at the option of the Corporation shall be $11.00 if redeemed on or before October 1, 1964; $10.50 if redeemed thereafter and on or before October 1, 1969; $10.30 if redeemed thereafter and on or before October 1, 1974; and $10.20 if redeemed thereafter.

(iii) Sinking Fund. So long as any shares of the 5.40% Cumulative Preferred Stock, Series 1959, remain outstanding, the Corporation shall set aside, as and for a sinking fund for the redemption and retirement of shares of such series, beginning October 1, 1962 and on or before October

1, of each year thereafter a sum sufficient to redeem at the price of $10.00 per share, plus an amount equal to accrued and unpaid dividends to the date of redemption, 2% of said authorized issue of 5.40% Cumulative Preferred Stock, Series 1959, or the sum of Twenty Thousand Dollars ($20,000).

Funds set aside for the sinking fund shall be applied by or at the direction of the Corporation to the redemption of shares of 5.40% Cumulative Preferred Stock, Series 1959, on October 1 of each year beginning October 1, 1962.

(iv) Redemption. Shares of the 5.40% Cumulative Preferred Stock, Series 1959, shall be redeemed upon the same prior notice and with the same effect as provided in Section (d) of Article IV, and the shares to be redeemed shall be selected as hereinafter set forth.

In every case of redemption of less than all of the outstanding shares of the 5.40% Cumulative Preferred Stock, Series 1959, at the option of the Board of Directors such redemption shall be made pro rata or the shares of such series to be redeemed shall be chosen by lot in such manner as may be prescribed by resolution of the Board of Directors, provided, however, that such selection shall be made as set forth below in respect of any holder of record of shares of the 5.40% Cumulative Preferred Stock, Series 1959, having 5% or more of the shares of such series registered in his name. If at any time when any selection by lot is to be made 5% or more of the aggregate number of shares of the 5.40% Cumulative Preferred Stock, Series 1959, are registered in the name of one holder, then before making the selection by lot as aforesaid the Corporation shall allocate to each holder of record holding 5% or more of the aggregate number of shares of such series a proportion of the shares to be redeemed equal, as nearly as practicable, to the proportion that the shares of such series then outstanding registered in the name of such holder bears to all shares of such series than outstanding. In such case the selection by lot of the number of shares to be redeemed not so allocated shall be made from the holders of record holding less than 5% of the aggregate number of shares of such series.

(b) 60,000 shares of the Preferred Stock shall be designated as 5-1/4% Cumulative Preferred Stock, Series 1961, and shall have the rights and preferences as follows:

(i) Dividend Rate. The dividend rate for such series shall be 5-1/4% of the par value of each share per annum.

(ii) Redemption Price. The redemption price per share for shares of such series redeemed at the option of the Corporation shall be $11.00 if redeemed on or before February 1, 1966; $10.50 if redeemed thereafter and on or before February 1, 1971; $10.30 if redeemed thereafter and on or before February 1, 1976; and $10.20 if redeemed thereafter; provided, however, that no shares of such series shall be redeemable prior to February 1, 1966, by use of proceeds from the sale of other securities or borrowings by the Corporation at a cost of less than 5-1/4% per annum.

(iii) Sinking Fund. So long as any shares of the 5-1/4% Cumulative Preferred Stock, Series 1961, remain outstanding, the Corporation shall set aside, as and for a sinking fund for the redemption and retirement of shares of such series, beginning October 1, 1966 and on or before October 1 of each year thereafter a sum sufficient to redeem at the price of $10.00 per share, plus an amount equal to accrued and unpaid dividends to the date of redemption, the percentages set forth below of the largest number of shares of 5-1/4% Cumulative Preferred Stock, Series, 1961, theretofore outstanding:

October 1, 1966
to and including
October 1, 1970          Two percent (2%)

October 1, 1971
and thereafter           Three percent (3%)

Funds set aside for the sinking fund shall be applied by or at the direction of the Corporation to the redemption of shares of 5-1/4% Cumulative Preferred Stock, Series 1961, on October 1 of each year beginning October 1, 1966.

(iv) Redemption. Shares of the 5-1/4% Cumulative Preferred Stock, Series 1961, shall be redeemed upon the same prior notice and with the same effect as provided in Section (d) of Article IV, and the shares to be redeemed shall be selected as hereinafter set forth.

In every case of redemption of less than all of the outstanding shares of the 5-1/4% Cumulative Preferred Stock, Series 1961, at the option of the Board of Directors such redemption shall be made pro rata or the shares of such series to be redeemed shall be chosen by lot in such manner as may be prescribed by resolution of the Board of Directors, provided, however, that such selection shall be made as set forth below in respect of any holder of record of shares of the 5-1/4% Cumulative Preferred Stock, Series 1961, having 5% or more of the shares of such series registered in his name. If at any time when any selection by lot is to be made 5% or more of the aggregate number of shares of the 5-1/4% Cumulative Preferred Stock, Series 1961, are registered in the name of one holder, then before making the selection by lot as aforesaid the Corporation shall allocate to each holder of record holding 5% or more of the aggregate number of shares of such series a proportion of the shares to be redeemed equal, as nearly as practicable, to the proportion that the shares of such series then outstanding registered in the name of such holder bears to all shares of such series than outstanding. In such case the selection by lot of the number of shares to be redeemed not so allocated shall be made from the holders of record holding less than 5% of the aggregate number of shares of such series.

(c) 348,000 shares of the preferred Stock shall be designated as 5% Cumulative Preferred Stock, Series 1966, and shall have the rights and preferences as follows:

(i) Dividend Rate. The dividend rate for such series shall be 5% of the par value of each share per annum.

(ii) Redemption Price. The redemption price per share for shares of such series redeemed at the option of the Corporation shall be:

$10.50 if redeemed on or before March 1, 1971;

$10.40 if redeemed thereafter and on or before March 31, 1974;

$10.30 if redeemed thereafter and on or before March 31, 1977;

$10.20 if redeemed thereafter and on or before March 31, 1980;

$10.10 if redeemed thereafter and on or before March 31, 1983;

and $10.00 if redeemed thereafter;

provided, however, that no shares of such series shall not be redeemable prior to March 31, 1971 if such redemption is the result of or is in anticipation of refinancing, in whole or in part, outstanding shares of the 5% Cumulative Preferred Stock, Series 1966, (a) by the issuance of capital stock of any class of the Corporation ranking prior to the Common Stock of the Corporation with respect to either the payment of dividends or the distribution of assets upon the liquidation, dissolution or winding up of the Corporation, the shares of which are entitled to dividends at a rate of less than 5% of the issue price thereof per annum, or (b) by indebtedness for borrowed money having an effective interest cost (computed in accordance with accepted financial practice) of less than 5% per annum.

(iii) Pro Rata Redemption. Shares of the 5% Cumulative Preferred Stock, Series 1966, shall be redeemed as provided in Section (d) of Article IV, and in every case of redemption of less than all of the outstanding shares of the 5% Cumulative Preferred Stock, Series 1966, the Corporation shall first allocate to each holder of 5% or more of the then outstanding shares of such series the same proportion as nearly as practicable of the shares to be redeemed as the number of shares of such series held by such holder bears to all shares of such series then outstanding. After such allocation, the remaining shares to be redeemed may be selected pro rata, by lot, or otherwise, at the discretion of the Board of Directors from among shares held by the other holders of such series.

(iv) Purchase Fund. So long as shares of the 5% Cumulative Preferred Stock, Series 1966, shall be outstanding, the Corporation shall set aside as a reserve on the books of the Corporation, which need not be funded, a Purchase Fund for the 5% Cumulative Preferred Stock, Series 1966, on July 1, 1967 and on July 1 in each year thereafter, equal to the Purchase Fund Obligation for such year as hereinafter defined; provided that the amount so set aside shall be less than the Purchase Fund Obligation to the extent that the purchase of shares of 5% Cumulative Preferred Stock, Series 1966, as contemplated shall be prohibited in whole or in part at the time by applicable law, and further provided that no amount shall be so set aside if the Corporation is in default in the payment of dividends on the 5% Cumulative Preferred Stock, Series 1966, or any shares of stock ranking senior to or on a parity with the 5% Cumulative Preferred Stock, Series 1966. The requirement for a Purchase Fund in any year shall be deemed to be fully satisfied to the extent that the Corporation shall have set aside a Purchase Fund, notwithstanding that the total amount expended in the purchase of shares in such year shall be less because insufficient offers to sell were received.

The Purchase Fund Obligation for a given year shall be $69,600 increased by: (a) an amount equal to accrued and unpaid dividends on 6,960 shares of 5% Cumulative Preferred Stock, Series 1966, to the first date fixed for acceptance of offers and payment for shares; (b) any balance of less than $5,000 from the preceding year as hereinafter provided; and (c) an amount equal to the excess, if any, of the Purchase Fund Obligation for the immediately preceding year over the amount set aside in such immediately preceding year.

At any time after July 1, 1967, so long as any 5% Cumulative Preferred Stock, Series 1966, shall be outstanding, no dividend shall be paid or declared or other distribution made on outstanding shares of stock ranking junior with respect to either the payment of dividends or the distribution of assets upon the liquidation, dissolution or winding up of the Corporation to the 5% Cumulative Preferred Stock, Series 1966, nor shall any sums be applied to the purchase, redemption or other retirement of such junior stock unless either (a) on the immediately preceding July 1 there has been set aside an amount equal to the Purchase Fund Obligation for such date; or (b) subsequent to the immediately preceding July 1, a Special Purchase Fund shall have been set aside. Such a Special Purchase Fund may be set aside at the discretion of the Board of Directors at any time and shall be in an amount equal to any excess of the Purchase Fund Obligation for the immediately preceding July 1, over the amount then actually set aside and shall otherwise be subject to the same terms and restrictions and applied in the same manner as a Purchase Fund with the first offer to purchase being made to each holder of shares of 5% Cumulative Preferred Stock, Series 1966, of record at the close of business on the second business day next succeeding the establishment of such Special Purchase Fund.

The Purchase Fund for any given year shall be applied by the Corporation acting for itself or through any transfer agent for the 5% Cumulative Preferred Stock, Series 1966, or through any other duly appointed agent as follows:


(x) If the Purchase Fund for such year shall be in an amount of less than $5,000, it shall be dissolved and removed from the books of the Corporation and the Purchase Fund Obligation for the following year shall be increased by a like amount (as provided hereinabove).

(y) If the Purchase Fund for such year shall be in an amount of $5,000 or more, the Corporation shall promptly mail to each holder of shares of 5% Cumulative Preferred Stock, Series 1966, as such holder shall appear in the Corporation's stock transfer records at the close of business on July 1 of such year, an offer to purchase such shares of 5% Cumulative Preferred Stock, Series 1966, as such holder may offer it upon the following terms and conditions:

(1) Subject to the limitation contained in Subparagraph (y)(3) hereof, the Corporation shall purchase from each holder as many shares as such holder shall offer to it on or before the close of business on July 31 of such year and shall make payment therefor on August 1 of such year.

(2) The price at which such shares shall be purchased shall be $10 per share plus dividends accrued and unpaid thereon to August 1 of such year.

(3) The Corporation may purchase from each holder offering shares up to but not in excess of the number of whole shares that may be purchased with such holder's allocable portion of the Purchase Fund determined by multiplying the amount in the Purchase Fund by the percentage which the number of shares so held of record by such holder represents of the total number of shares of 5% Cumulative Preferred Stock, Series 1966, then outstanding.

(4) Each offer to purchase shall set forth these terms and conditions and shall also state the maximum number of shares purchasable from the holder to whom it is addressed.

(z) If any offers have been accepted pursuant to Paragraph (y) hereof and if any amount thereafter remains in the Purchase Fund, the Corporation shall on or promptly after August 1 of such year mail to each holder of record of 5% or more of the shares of 5% Cumulative Preferred Stock, Series 1966, at the close of business on August 1 of such year a second offer to purchase such shares of 5% Cumulative Preferred Stock, Series 1966, as such holder may offer to sell and such second offer to purchase shall be upon the following terms and conditions:

(1) To the extent permitted by the amount remaining in the Purchase Fund, the Corporation shall purchase as many shares as possible from those offered to it on or before the close of business on August 31 of such year and shall make payment therefor on September 1 of such year.

(2) The price at which such shares shall be purchased shall be $10 per share plus dividends accrued and unpaid thereon to September 1 of such year (the additional amount of accrued dividends to be paid form the Corporation's general funds and not from the Purchase Fund).

(3) Should offers be received for more shares than can be purchased and paid for with the amount then remaining in the Purchase Fund, the Corporation shall accept such offers pro rata as nearly as possible in the proportion that the number of shares held of record on such August 1 by each such holder bears to the total number of such shares so held of record by all holders offering to sell shares pursuant to this Paragraph (z) provided that no purchase shall be made of less than a full share.

(4) Should the allocation made pursuant to Subparagraph (z)(3) to any holder exceed the number of shares offered by such holder, such holder shall be allocated shares to be purchased to the full amount of such holder's offer and such excess shall be then reallocated on a similar basis among the remaining holders who have offered shares, and this procedure shall be repeated until no excess remains.

(5) Each such offer to purchase shall set forth the terms and conditions and shall also state the total number of shares which can be purchased by the total balance then in the Purchase Fund.

The Board  of Directors  shall have  full discretion from  time to  time to prescribe and regulate, subject to the provisions herein set forth, the procedure to be followed in the surrender of certificates for shares offered, endorsement or assignment thereof, method of payment for accepted shares, giving of notice and any other matter not herein expressly provided for, and may in its discretion require that offers be accompanied by the certificates for such shares and/or by satisfactory evidence of the right of the holder thereof to sell the same to the Corporation or may waive such requirements. Expenses of the Purchase Fund shall be paid by the Corporation out of its general funds and not out of the Purchase Fund.

Each Purchase Fund shall be dissolved and removed from the books of the Corporation after all shares, if any, offered and accepted pursuant to it have been purchased and paid for as herein contemplated.

(d) 100,000 shares of the Class A Cumulative Preferred Stock shall be designated as 8.25% Class A Cumulative Preferred Stock, Series 1982, and shall have the rights and preferences as follows:

(i) Dividend Rate. The rate of dividend payable on the 8.25% Class A Cumulative Preferred Stock, Series 1982, shall be $8.25 per share per annum, payable quarter-yearly on the first days of March, June, September and December in each year, to shareholders of record on the respective dates, not exceeding sixty (60) days preceding such dividend payment dates, fixed from time to time for that purpose by the Board of Directors. Dividends shall commence to accrue from the date of issue of such shares of 8.25% Class A Cumulative Preferred Stock, Series 1982.

(ii) Liquidation Rights. The amount to be paid to holders of the 8.25% Class A Cumulative Preferred Stock, Series 1982, upon any involuntary liquidation, dissolution or winding-up of the Corporation shall be $100.00 per share plus accrued dividends to the date of distribution. The amount to be paid to holders of the 8.25% Class A Cumulative Preferred Stock, Series 1982, upon any voluntary liquidation, dissolution or winding-up of the Corporation shall be equal to the amount per share at which shares of 8.25% Class A Cumulative Preferred Stock, Series 1982, could then be redeemed under the provisions of section (iii) hereof plus accrued dividends to the date of distribution.

(iii) Redemption Price. The shares of 8.25% Class A Cumulative Preferred Stock, Series 1982, shall be redeemable at the option of the Board of Directors at any time or from time to time, in whole or in part, upon payment of the following per share redemption prices:

If redeemed                           If redeemed
during the                            during the
twelve-month                          twelve-month
period             Redemption         period             Redemption
commencing         Price              commencing         Price
December 1         Per Share          December 1         Per Share

1982               $106.53            1992               $103.09
1983                106.19            1993                102.75
1984                105.84            1994                102.41
1985                105.50            1995                102.06
1986                105.16            1996                101.72
1987                104.81            1997                101.38
1988                104.47            1998                101.03
1989                104.13            1999                100.69
1990                103.78            2000                100.34
1991                103.44

and thereafter at $100.00 per share, plus, in each case, accrued dividends to the redemption date of shares redeemed; provided, however, that no shares of the 8.25% Class A Cumulative Preferred Stock, Series 1982, may be redeemed at the option of the Corporation prior to December 1, 1987, directly or indirectly, from the proceeds of, or in anticipation of, any refunding operation involving the issuance of any bonds, notes or evidences of indebtedness or the issuance of any shares of stock ranking prior to or on a parity with the 8.25% Class A Cumulative Preferred Stock, Series 1982, if such indebtedness or stock has a cost to the Corporation (calculated in accordance with accepted financial principles) of less than 8.25% per annum. In case of a redemption of less than all of the 8.25% Class A
Cumulative Preferred Stock, Series 1982, the particular shares to be redeemed shall be, to the nearest full share, a proportionate part of the holdings of each holder of shares of 8.25% Class A Cumulative Preferred Stock, Series 1982; provided, however, that less than all of the 8.25% Class A Cumulative Preferred Stock, Series 1982, may be redeemed only after full cumulative dividends upon the Cumulative Preferred Shares then outstanding shall have bee paid for all past quarter-yearly dividend periods and after or concurrently with making payment of, or declaring and setting apart for payment, the full dividend on all outstanding Class A Cumulative Preferred Stock for the then current quarter-yearly dividend period.

(iv) Sinking Fund. As and for a mandatory sinking fund for the redemption of shares of 8.25% Class A Cumulative Preferred Stock, Series 1982, after full cumulative dividends on the 8.25% Class A Cumulative Preferred Stock, Series 1982, have been set aside for all past dividend periods, the Corporation shall, on December 1 in each year commencing with December 1, 1983 to and including December 1, 2002, from any legally available funds, redeem at the sinking fund redemption price hereinafter fixed the applicable number of shares of 8.25% Class A Cumulative Preferred Stock,
Series 1982, as follows: 1983 through 1987, 2,000 shares; 1988 through 1992, 4,000 shares; 1993 through 1997, 6,000 shares; and 1998 through 2002,
8,000 shares. The obligation of the Corporation hereunder shall be cumulative so that if the Corporation if prevented by any restriction in its Article of Incorporation, as amended, or by any other reason from redeeming the shares which it is obligated to redeem on any December 1, the

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Corporation  shall set  apart  an amount  for  the mandatory  sinking  fund sufficient to redeem the number of shares which the Corporation is obligated to redeem hereunder as soon as practicable and the Corporation shall not declare any dividend on, or make any payment or distribution in respect of, any stock junior to the 8.25% Class A Cumulative Preferred Stock, Series 1982, while any payment to the sinking fund shall be in arrears. In addition to the amounts required to be set aside by this section, the Corporation may at its option in each year, commencing with the year 1983 to and including 2002, set aside as part of the sinking fund a sum not exceeding the amount required in that year for the redemption of shares of 8.25% Class A Cumulative Preferred Stock, Series 1982, which amount shall be applied on December 1 of that year to the redemption of additional shares of 8.25% Class A Cumulative Preferred Stock, Series 1982, at the sinking fund redemption price; provided, however, that the right to make such optional payments shall not be cumulative and such payments shall not exceed $3,000,000 in the aggregate. The sinking fund redemption price for shares of 8.25% Class A Cumulative Preferred Stock, Series 1982, redeemed pursuant to this section (iv) shall be $100.00 per share, plus, in each case, dividends accrued to the date of redemption.

Shares of the 8.25% Class A Cumulative Preferred Stock, Series 1982, redeemed pursuant to mandatory or optional payments to the sinking fund shall be called for redemption and redeemed in the manner set forth in section (d) of Article IV. Shares of 8.25% Class A Cumulative Preferred Stock, Series 1982, redeemed through operation of the sinking fund shall be, to the nearest full share, a proportionate part of the holdings of each holder of shares of 8.25% Class A Cumulative Preferred Stock, Series 1982. In no event, however, shall any shares of 8.25% Class A Cumulative Preferred Stock, Series 1982, be called for redemption pursuant to the sinking fund until full dividends accrued on all outstanding shares of all series of Class A Cumulative Preferred Stock of the Corporation shall have been paid or declared and set apart for payment for all past quarter-yearly dividend periods ending on or before the redemption date.

(v)    No Conversion  Rights.    The shares  of  8.25%  Class A  Cumulative
Preferred Stock, Series 1982, shall not be convertible into other shares or securities of the Corporation.

(vi) Voting Rights. In addition to the voting rights conferred on all series of Class A Cumulative Preferred Stock by subsection (2) of section
(i) of Article IV, at any meeting of shareholders of the Corporation every holder of the 8.25% Class A Cumulative Preferred Stock shall be entitled to cast one vote, on each matter on which shareholders of record shall be entitled to vote, for each share of such stock standing in such holder's name on the record books of the Corporation on the record date fixed for the determination of stockholders entitled to vote at such meeting. Holders of the 8.25% Class A Cumulative Preferred Stock shall vote together with the holders of the Preferred Stock and Common Stock and not by classes or series, except when and as may be otherwise required by law or these Articles of Incorporation.

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